Exhibit 10.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

dated as of May 19, 2011

by and among

GREENHOUSE HOLDINGS, INC.,

CONTROL ENGINEERING, INC.,

DAVID LAUTNER

and

CARLOS CARRILLO

AGREEMENT AND PLAN OF SHARE EXCHANGE

dated as of May 19, 2011

-i-

3.21	Environmental Matters	10
3.22	Business Permits	10
3.23	Financial Statements; Liabilities	11
3.24	Absence of Certain Changes or Events	11
3.25	Real Property	12
3.26	Tangible and Intangible Assets	12
3.27	Employee Benefits; ERISA	12
3.28	Contracts	13
3.29	Customers	14
3.30	Restrictions on Business Activities	14
3.31	Disclosure of Information	14
3.32	Foreign Corrupt Practice Act.	14

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PURCHASER		15
4.01	Organization and Good Standing	15
4.02	Corporate Action	15
4.03	Consents and Approvals	15
4.04	Compliance with Other Instruments	15
4.05	Brokers or Finders	15
4.06	Issuance of GreenHouse Common Stock Comprising the Exchange Stock Consideration	16
4.07	Title to Assets	16
4.08	Disclosure of Information	16

ARTICLE V: ADDITIONAL AGREEMENTS OF SELLERS		16
5.01	Agreements Regarding the Exchange Shares and Securities Law Matters.	16

ARTICLE VI: CERTAIN OTHER AGREEMENTS		17
6.01	Operation of the Business of the Company	17
6.02	Notification	17
6.03	Exclusivity	17
6.04	Confidentiality	17
6.05	Expenses	18
6.06	Public Disclosure.	18
6.07	Access to Information	18
6.08	Reasonable Efforts.	18
6.09	Notification of Certain Matters	18
6.10	Additional Documents and Further Assurances; Cooperation	18

ARTICLE VII: CONDITIONS TO THE EXCHANGE		19
7.01	Conditions to Obligations of Each Party to Effect the Exchange	19
7.02	Additional Conditions to Obligations of the Company Holders	19
7.03	Additional Conditions to the Obligations of GreenHouse	20

ARTICLE VIII: INDEMNIFICATION; REMEDIES		21
8.01	Survival of Representations and Warranties	21

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8.02	Indemnification	21
8.03	Defense of Claims	21

ARTICLE IX: TERMINATION		22
9.01	Termination	22
9.02	Effect of Termination	22

ARTICLE X: DEFINITIONS AND ACCOUNTING TERMS		22
10.01	Certain Defined Terms	22
10.02	Accounting Terms	25

ARTICLE XI: MISCELLANEOUS		25
11.01	Amendment	25
11.02	Extension; Waiver	25
11.03	Notices	25
11.04	Interpretation	26
11.05	Counterparts	26
11.06	Entire Agreement; Assignment	26
11.07	Severability	26
11.08	Rules of Construction	26
11.09	Disclosure Schedule	26
11.10	Specific Performance	26
11.11	Remedies Cumulative	27
11.12	Governing Law	27
11.13	Consent to Jurisdiction; Service of Process	27
11.14	Waiver of Jury Trial	27
11.15	Headings	27
11.16	Further Assurances	27

-iii-

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 19th day of May, 2011, by and among GreenHouse Holdings, Inc., a Nevada corporation (“GreenHouse”), Control Engineering, Inc., a Delaware corporation (the “Company”), David Lautner and Carlos Carrillo, each an individual in his capacity as a shareholder of Company (collectively, the “Company Holders”).  (GreenHouse, the Company and the Company Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”). Capitalized terms used and not otherwise defined herein have the meanings given to them in Article 11.

RECITALS:

WHEREAS, GreenHouse is a publicly-owned Nevada corporation with 26,311,581 shares of common stock, par value $0.001 per share, (the “GreenHouse Common Stock”) issued and outstanding and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “GRHU”.

WHEREAS, the Company is a corporation organized under the laws of Delaware, all of the outstanding equity  (the” Company Shares”) of which are owned as of the date hereof by the Company Holders on the signature page hereto.

WHEREAS, the Parties desire that GreenHouse acquire all of the Company Shares from the Company Holders solely in exchange for an aggregate of 653,856 newly issued shares of GreenHouse Common Stock (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement (the “Exchange”).

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the Company Holders on a pro rata basis, in proportion to the ratio that the number Company Shares held by such Company Holders bears to the pro rata portion of Company Shares held by all the Company Holders as of the date of the Closing set forth on Schedule I.

WHEREAS, following the Closing, the Company will become a wholly-owned subsidiary of GreenHouse.  The Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.01           The Exchange. At the Closing (as hereinafter defined), all of the Company  Shares issued and outstanding immediately prior to the Closing Date shall be exchanged for a maximum aggregate of Eight Hundred Thousand Eight Hundred Forty-Six (800,846) shares of GreenHouse Common Stock (the “Exchange Shares”) and after the Closing Date, the Company Holders shall no longer own any Company Shares and the former Company Shares shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.  One Hundred Forty-Seven Thousand (147,000) of the Exchange Shares shall be deposited in escrow (the “Earn-out Shares”) with GreenHouse’s counsel Tarter Krinsky & Drogin LLP (the “Escrow Agent”).  If the Company generates gross revenues in 2011 from its existing line of business between $2,000,0000- $3,999,999, as reported in the Audited Consolidated Financial Statements of GreenHouse for the year ending December 31, 2011 (the “2011 Audit”), the Escrow Agent shall release 36,750 of the Earn-out Shares to each Company Holder.  If the Company’s 2011 gross revenues from its existing line of business shall exceed $4,000,000, the Escrow Agent shall release 73,500 of the Earn-out Shares to each Company Holder.  The Earn-out Shares shall be issued to each Company Holder only if  (i) such Company Holder shall have agreed not to sell or otherwise dispose of all or any of such shares until after the second anniversary of the Closing Date as set forth in the Lock-up Agreement attached hereto as Exhibit 7.03(g)and (ii) such Company Holder’s employment by the Company shall not have been terminated by Company Holder or the Company.  If the Company fails to generate gross revenues in excess of $2,000,000, as set forth in the 2011 Audit, or either of the Company Holders are not entitled to the issuance of the Earn-out Shares as set forth herein, the Escrow Agent shall return any and all remaining Earn-out Shares to be cancelled and retired on the books and records of GreenHouse and retuned to unissued status.

1.02           Satisfaction of Company Shareholder Loans Payable.  The Company Holders shall have received, as payment in full of the outstanding balance owed to them by the Company as of the Closing Date on account of their loans to the Company, GreenHouse’s 12-month non-negotiable, unsecured promissory notes, in the form of Exhibit 1.02 hereto, in an aggregate principal amount equal to the lesser of the aggregate amount of such outstanding balance or $150,000, each such note to bear interest at the rate of 5% per annum on the unpaid balance from time to time outstanding and be convertible at any time at the option of the holder into shares of GreenHouse’s Common Stock at a conversion price equal to the closing bid price GreenHouse’s Common Stock on the date of delivery of a notice of conversion, subject to customary anti-dilution adjustments.

1.03            No Dilution.  Except as set forth herein, GreenHouse shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in GreenHouse Common Stock between the date of this Agreement and the Closing.

1.04           Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.01, the closing of the Exchange (the “Closing”) will take place within two (2) days following satisfaction or waiver of the conditions set forth in Article 7 (excluding those conditions intended to be satisfied at the Closing), or such later time following satisfaction or waiver of such conditions as GreenHouse or Company Holders determine, provided that such later time shall occur no later than May 31, 2011. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”

1.05           Closing Events.  At the Closing, each of the respective Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 7.02(j), 7.03(j), and 7.03(k), together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by the Company.

1.06           Standstill.

(a)           Until the earlier of the Closing or May 31, 2011 (the “No Shop Period”), neither the Company nor the Company Holders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of the Company to or with any other entity or person, except as contemplated by the Transaction, other than sales of goods and services by the Company in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than GreenHouse, and its authorized agents and representatives) any nonpublic information concerning the Company or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of the Company.  If either the Company or any of the Company Holders shall receive any unsolicited communication or offer, the Company or the Company Holders, as applicable, shall immediately notify GreenHouse of the receipt of such communication or offer.

(b)           During the No-Shop Period, GreenHouse will not (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of GreenHouse to or with any other entity or person, except as contemplated herein, other than sales of goods and services by GreenHouse in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than the Company, and its authorized agents and representatives) any nonpublic information concerning GreenHouse or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of GreenHouse.  If either GreenHouse or any of GreenHouse’s shareholders shall receive any unsolicited communication or offer, GreenHouse or such GreenHouse stockholder, as applicable, shall immediately notify the Company of the receipt of such communication or offer.

1.07           Exemption from Registration. GreenHouse and the Company intend that the Exchange Shares to be issued pursuant to Section 1.01 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY HOLDERS

2.01           Title, Authorization, Etc. Each Company Holder represents and warrants to GreenHouse that such Company Holder:  Owns all of the Company Shares issued in Company Holder’s name and delivered to GreenHouse pursuant to this Agreement, free and clear of all Liens; has the full and complete right and power to dispose of said Company Shares in accordance with the terms of this Agreement; has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby; and that this Agreement has been, and the other Transaction Documents to which such Company Holder is to be  party will be, duly and validly executed and delivered by such Company Holder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each one is, or will be, as applicable, a legal, valid and binding obligation of such Company Holder enforceable against such Company Holder in accordance with its terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.02           No Conflicts.  The execution and delivery by the Company Holders of this Agreement, and the consummation of the transactions contemplated hereby, will not (with or without notice or lapse of time, or both) conflict with, result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the certificate of incorporation or bylaws of the Company, (ii) any Contract to which the Company or any of its properties or assets (including intangible assets), is subject, or (iii) any Legal Requirement applicable to the Company or any of its properties (tangible and intangible) or assets except, in the case of (ii) above, for such Conflicts as are not individually or in the aggregate material.

2.03           Company Shares.  The Company Shares owned by the Company Holders represent all of the issued and outstanding shares of capital stock of the Company, are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities Laws. There are no declared or accrued but unpaid distributions with respect to any Company Shares. None of the Company Shares were issued in violation of any preemptive rights, right of first refusal or similar rights, the Certificate of Incorporation of the Company or any agreement to which the Company or either Seller is a party or by which it or he is bound. No Company Shares are held in treasury or are authorized or reserved for issuance.  All of the Company Shares are held of record by Company Holders.  There are no outstanding Company options, Company warrants or other equity equivalents of the Company, or Contracts to which the Company is a party (written or oral) to issue any Company Shares or any other security with respect to the Company. There are no outstanding or authorized appreciation, phantom, profit participation, or other similar rights with respect to the Company Common Stock.  There are no registration rights or other Contracts to which the Company is a party or by which the Company is bound with respect to the registration under federal or state securities laws of any issuance or transfer of any equity security of any class of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY HOLDERS

The Company Holders and the Company, jointly and severally, represent and warrant to GreenHouse as of the date hereof and as of the Closing Date (except where the representation and warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), as follows:

3.01            Organization and Good Standing; No Subsidiaries.

(a)           The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now, and proposed hereafter to be, conducted.  The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned, leased or used, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where such failure to be so qualified would not have a Material Adverse Effect.

(b)           The Company has delivered to GreenHouse correct and complete copies of the Certificate of Incorporation and Bylaws (collectively, the “Charter Documents”) of the Company as currently in effect.  All such Charter Documents are in full force and effect and, the Company is not in violation of any of their respective provisions in any material respect. The Company has made available to GreenHouse correct and complete copies of the minutes of all meetings of stockholders, the board of directors and each committee of the board of directors of the Company.

(c)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the Company’s organizational documents.  The Company has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the transactions herein contemplated.

(d)           The Company has no subsidiaries.  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

3.02           Capitalization; Status of Capital Stock.

(a)           The Company has a total authorized capitalization consisting of one thousand (1,000) shares of common stock, without par value, all of which shares are issued and outstanding on the date hereof and owned of record and beneficially solely by the Company Holders and in the respective amounts set forth on the signature page hereof, in each case free of any Liens.  All the outstanding shares of Common Stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable, and have been issued in compliance in all material respects with the Securities Act and all applicable state securities laws or pursuant to an applicable exemption therefrom.  The shares of Common Stock constituting the Company Shares are the sole issued and outstanding shares of capital stock of the Company, and except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of the Stock or any unissued or treasury shares of capital stock of the Company.  There are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws.  There are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company.

(b)           The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible or exercisable into or exchangeable for capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (C) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

(c)           There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company.

3.03           Corporate Action.  The Company has all necessary corporate power and has taken all corporate action required to enter into and perform this Agreement and the other Transaction Documents.  This Agreement has been, and the other Transaction Documents to which the Company is to be a party will be, duly authorized and validly executed by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each one is or will be, as applicable, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles at equity.

3.04           Consents and Approvals.  No authorization, consent, approval, declarations, registrations, license, exemption of or filing or registration with any court or Governmental Body, or any other Person, including without limitation a party to any agreement to which the Company is a party or its assets or properties is bound (so as not to trigger a Conflict) is or will be necessary for the execution and delivery by the Company or either Seller of this Agreement or any other Transaction Document to which it is a party or for the performance by the Company and the Company Holders of their respective obligations hereunder and thereunder, except where the failure to obtain the same or make such filings would not have a Material Adverse Effect.

3.05           Litigation.  There is no Action or Proceeding pending or, to the Company’s knowledge, threatened against the Company affecting any of its properties or assets, nor does there exist any basis for the initiation of any such Proceeding (whether or not pending or threatened), or against any director, officer or holder of more than 5% of the capital stock of the Company relating to such person’s performance of duties for the Company or relating to such person’s stock ownership in the Company or otherwise relating to the business of the Company, nor to the Company’s knowledge does there exist any factual, circumstantial or other basis for the initiation of any such Proceeding (whether or not pending or threatened).  The Company is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency.  There are no actions, suits, claims or proceedings pending or, to the knowledge of the Company, threatened which could reasonably be expected to result, either in any case or in the aggregate, in any Material Adverse Effect or which directly or indirectly challenge the validity of this Agreement or any other Transaction Document or any action taken or to be taken pursuant hereto or thereto.

3.06           Certain Agreements of the Company Holders.  Neither Seller is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of such Seller to be employed by the Company because of the nature of the business conducted by the Company or relating to the use of trade secrets or proprietary information of others, and the continued employment by the Company of the Company Holders does not and will not subject either Seller, the Company or GreenHouse to any liability to third parties. No officer of the Company whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has expressed any present intention of terminating his employment with the Company.

3.07           Compliance with Other Instruments.  The Company is in compliance with the terms and provisions of this Agreement and of its Certificate of Incorporation and Bylaws.  The Company is in compliance with all mortgages, indentures, leases, agreements and other instruments, and with all judgments, decrees, governmental orders, statutes, rules, regulations and other legal requirements, by which it is bound or to which any of its properties or assets are subject, in each case except where such non-compliance would not have a Material Adverse Effect; and the Company is not aware of any event that would constitute a breach, violation or default of any thereof with the lapse of time, giving of notice or both, except for such breaches, violations and defaults (including breaches, violations and defaults that would arise upon lapse of time following, and/or notice of, such events) which would have a Material Adverse Effect.  None of the execution and delivery of this Agreement or any other Transaction Document, the sale of the Company Shares to GreenHouse nor the consummation of any other transaction contemplated hereby or thereby has constituted or resulted in or will constitute or result in, with or without the passage of time or giving of notice, a default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations, except where such a default or violation would not have a Material Adverse Effect.

3.08           No Insolvency.  No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened, nor does there exist any basis for the commencement of any such Proceeding (whether or not threatened).  The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

3.09           Transactions with Affiliates.  Other than the loans listed in Exhibit 1.03, there are no loans, leases, agreements or other continuing transactions between the Company and (a) any officer, employee or director of the Company, or (b) any Person owning 5% or more of any class of capital stock of the Company, or (c) any member of the immediate family of such officer, employee, director or Person, or (d) any corporation or other entity controlled by such officer, employee, director or Person or a member of the immediate family of such officer, employee, director or Person, and the Company is not committed or obligated to enter into any of the foregoing and none of any of the foregoing is contemplated; and no one referred to in clauses (a) through (d) inclusive (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible assets which the Company currently uses or contemplates using in the conduct of its present or proposed business or hereafter contemplates acquiring.

3.10           Assumptions or Guaranties of Indebtedness of Other Persons.  The Company has not directly or indirectly assumed, guaranteed, endorsed or otherwise become directly or contingently subject to or liable on (including, without limitation, liability or obligation by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any Person other than the Company, nor has any asset of the Company become a guarantor of, subject to or otherwise liable for any such Indebtedness.

3.11           Investments in Other Persons.  The Company has not made any loan or advance to any Person which is outstanding, nor is it committed or obligated to make any such loan or advance.

3.12           Undisclosed Liabilities. The Company has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Financial Statements referred to in Section 3.23, (d) liabilities which have arisen since the Financial Statements in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

3.13           Brokers or Finders.  No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of their respective agents.

3.14           Books and Records.  The books of account, ledgers, order books, records and documents of the Company are true, complete and correct in all material respects, and they accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

3.15           Title to Assets.  The Company has good and marketable title in fee to its real property, and good and marketable title to all of its other tangible and intangible assets and properties, free of all Liens.  The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

3.16           Intellectual Property.

(a)            The Company has sufficient title and ownership of or licenses for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property Assets relevant to the Business, as previously, presently or proposed to be conducted or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”).  Such ownership, licenses and rights are exclusive except with respect to standard, generally commercially available, “off-the-shelf” third party products that are not part of, or tools for production of, any previous, current or proposed product, service or Intellectual Property offering of the Company, which products are licensed non-exclusively to the Company only pursuant to the standard commercial license terms therefor (“Commodity Software”).  All copyrightable matter within Intellectual Property Assets that is relevant to the Company has been created by persons who were employees of the Company at the time of creation and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.

(b)            To the extent included in Intellectual Property Assets (but excluding Intellectual Property licensed to the Company only as part of Commodity Software), Exhibit 3.16(b) of the Disclosure Schedule lists (by name, number, jurisdiction, status, and owner, as well as next filing, response, payment, appeal, maintenance and other applicable dates and deadlines) all patents and patent applications, all registered and unregistered Marks, all registered and material unregistered copyrights and mask works, and all other issuances, registrations, applications and the like with respect to those or any other IP Rights.  All of the foregoing (i) are valid, enforceable and subsisting, and (ii) along with all related filings, registrations and correspondence, have been provided to GreenHouse.  All applicable filings and payments have been timely made and no cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company.  No claim is pending or, to the Company’s knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property Assets, and there is no valid basis for any such claim (whether or not pending or threatened).  The Company is not aware of questions or challenges (or bases therefor) with respect to the patentability or validity of claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

(c)            Exhibit 3.16(c) of the Disclosure Schedule lists separately for each of the following categories:  (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Intellectual Property Assets is bound or subject) (“Source Materials”); for the avoidance of doubt this sentence applies, without limitation, to open source licenses, public licenses and other similar licenses of any sort (“Open Source Licenses”); and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Intellectual Property Assets other than following agreements with entities that are not competitors of the Company:  (A) distribution of standard object code product pursuant to the Company’s standard form end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided under the Company’s standard form nondisclosure/nonuse agreement, (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property or (B) any Intellectual Property Assets, and (iii) each agreement pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Intellectual Property Assets.  The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof, other than indemnification provisions contained in the Company’s standard forms of end user licenses used in transactions arising in the ordinary course of business, copies of which have been provided to GreenHouse.  There are no Open Source Licenses to which the Company is a party or is bound and no Intellectual Property Assets are subject to any Open Source License.

(d)            No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time, or both) could reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in of the Disclosure Schedule (or specifically exempted in from being listed), (ii) the loss or expiration of any right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, all the same representations and warranties with respect to each license, sublicense and agreement listed on Exhibit 3.16(c) of the Disclosure Schedule are hereby made as are made with respect to the Contracts referred to in Section 3.28 of this Agreement.

(e)            There is, to the knowledge of the Company, no unauthorized Use, disclosure, or Infringement of any Intellectual Property Assets by any third party, including, without limitation, any employee or former employee of the Company.  The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Intellectual Property Assets or any breach of any license, sublicense or agreement involving Intellectual Property Assets.

(f)            The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property Assets not otherwise disclosed in published patents or patent applications or registered copyrights or nonexclusively licensed from third parties without confidentiality obligation (“Company Confidential Information”).  All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations.  The Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

(g)            Each current and former employee and contractor of the Company has executed and delivered an agreement regarding confidentiality and proprietary information, which agreements provide valid written assignments to the Company of all title and rights to Intellectual Property Assets conceived or developed thereunder but not already owned by the Company by operation of Law.

(h)            The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement or may need a license, nor does the Company have any reason to expect that any such communication may be forthcoming.

(i)            The Company is not aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of the Company or that could reasonably be expected to conflict with any of their businesses as conducted or proposed to be conducted.  Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.  The Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or (ii) any confidential information or trade secret of any former employer of any such person.

(j)            To the Company’s knowledge, all Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that, to the Company’s knowledge, could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

3.17            Taxes.  The Company has filed all tax returns, federal, state, county and local, domestic and foreign, required to be filed by it, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties.  Each such tax return was, as of the date of filing, true, complete and correct in all material respects.  The Company has established adequate reserves for all taxes accrued but not yet payable to the extent required by GAAP and which reserves are reflected as current Liabilities on its books.  No deficiency assessment with respect to or, proposed adjustment of the Company’s federal, state, county or local taxes, domestic and foreign, is pending or, to the knowledge of the Company, threatened.  There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any federal, state, county or local taxing authority, domestic or foreign, outstanding against the assets, properties or business of the Company.  Neither the Company nor any of its present or former stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986 (the “Code”), that the Company be taxed as an S corporation.

3.18            Insurance.  The Company has insurance covering its businesses, properties, assets, directors and employees in amounts and to insure against losses and risks as are prudent and customary in the businesses in which it is engaged.  Exhibit 3.18 of the Disclosure Schedule sets forth a list of each insurance policy which covers the Company or its businesses, properties, assets, directors or employees.  Such policies are in full force and effect and all premiums with respect thereto have been paid to the extent due.  Such policies will remain in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  The Company has not received any notice of cancellation or repudiation with respect to any portion of any such policy, and the Company is not in default with respect to its obligations under any such policy.

3.19            Employees; Labor Agreements and Actions.

(a)            Exhibit 3.19(a) of the Disclosure Schedule sets forth (i) the names and job titles of all of the employees (separately identifying those who are key employees), and the names of all consultants, of the Company, and their current annual or other rates of compensation, (ii) all employment, consulting or severance agreements between the Company and any current or former employee or consultant whose annual compensation or severance benefits exceeds $50,000, and (iii) all stock option agreements and all other agreements and grants pursuant to which the Company has agreed to issue shares of capital stock or other securities to any Person, true, correct and complete copies of each such agreement, as amended to date, have been provided to GreenHouse.

(b)            The Company is not bound by or subject to (and none of its assets is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union.  There is no strike or other labor dispute involving the Company pending or threatened, nor is the Company aware of any labor organization activity involving its employees.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company.  The Company has no present intention to terminate the employment of any of the foregoing.  Except as set forth in Exhibit 3.19(b) of the Disclosure Schedule, the employment of each employee of the Company is terminable at the will of the Company.

3.20           Certain Payments.  Since its inception, neither the Company nor any of its Affiliates, nor any other Person associated with or acting for or on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or Asset that has not been recorded in the books and records of the Company.

3.21           Environmental Matters.  (a)  The Company is and has been in compliance with all applicable Laws as in effect from time to time relating to injury to, or the pollution or protection of human health and safety or the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under Environmental Law for the conduct of its operations, (c) there are no Proceedings pending or, to the Company’s knowledge, threatened against the Company alleging a violation of any Environmental Law, and (d) the Company is not aware of the existence of any condition or event regarding any real property presently, or formerly used, leased, occupied, managed or operated by the Company that would constitute a violation of or give rise to any Loss or Liability to the Company under any applicable Environmental Laws.  Other than leases for office space entered into upon customary terms and conditions, the Company has not contractually, by operation of Law or otherwise, assumed or succeeded to any environmental Liabilities of any predecessors or any other person or entity.  None of the matters disclosed in Exhibit 3.21 the Disclosure Schedule, individually or in the aggregate, could have a Material Adverse Effect on the Company.

3.22           Business Permits.  Exhibit 3.22 of the Disclosure Schedule contains a complete and accurate list of all licenses, approvals, Consents, franchises, authorizations, security clearances and other permits of, from or with, any Governmental Body (“Permits”), which are held by or applicable to the Company.  No other Permits are required under applicable Legal Requirements to permit the Company to own, operate, use and maintain their Assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted or proposed to be conducted.  The Company is not a party or subject to the provisions of any Order of any Governmental Body.  All Permits listed in Exhibit 3.22 of the Disclosure Schedule are valid and in full force and effect and there are no Proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

3.23           Financial Statements; Liabilities.

(a)           Attached as Exhibit 3.23 to the Disclosure Schedule are the Company’s unaudited financial statements (balance sheet, statements of operations, stockholders equity and cash flows, without footnotes) as of, and for, the 12 months and three months ended, (i) December 31, 2010 and (ii) March 31, 2011, respectively (collectively, the “Financial Statements”).  The Financial Statements (i) have been prepared in good faith using reasonable estimates and assumptions that provide a reasonable basis for presenting the historical basis of assets and liabilities of the Company, (ii) give appropriate effect to such assumptions, and (iii) present fairly in all material respects the financial condition and results of operations and cash flows of the Company as of such dates and for such periods on the basis of such assumptions.  The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated and with each other, present fairly the financial condition and results of operations of the Company for each such period, are correct and complete, and are consistent with the books and records of the Company, which books and records are correct and complete; provided, however, that the unaudited quarterly financial statements are subject to normal year-end adjustments, which will not be material individually or in the aggregate.  Except as set forth in the Financial Statements, the Company has no Liabilities or other obligations, contingent or otherwise, other than (i) Liabilities incurred either in the ordinary course of business consistent with past practice subsequent to March 31, 2011 (none of which Liabilities results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, accelerated payment, breach of warranty, tort infringement or violation of any applicable Law) or in connection with the negotiation of this Agreement, and (ii) obligations under Contracts incurred in the ordinary course of business consistent with past practice, all of which Liabilities and obligations referred to in the foregoing clauses (i) and (ii), individually or in the aggregate, are not material to the business, operations, Assets, condition (financial or otherwise), results of operations or prospects of the Company.

(b)           The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(c)           The Company has not engaged in any monetary transaction, maintained any bank account or used any corporate funds except for monetary transactions, bank accounts or funds which have been and are reflected in the books and records of the Company.

3.24           Absence of Certain Changes or Events.  Except as set forth in Section 3.23 of the Disclosure Schedule, since March 31, 2011 the Company has conducted the Business only in the ordinary course of business, and there has not been any:

(i)  Material Adverse Change in the Business, operations, properties, assets or condition of the Company;

(ii)  sale, exchange or other disposition of any of the assets of the Company, other than the sale of its products and services in the ordinary course of business consistent with past practice;

(iii)  damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the Business operations, assets or condition of the Company;

(iv)  Indebtedness incurred by the Company for (i) borrowed money or any commitment to borrow money entered into by the Company, (ii) or any loans or guarantees made or agreed to be made by the Company; (iii) or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business ;

(v)  waiver by the Company of a valuable right or of debt owed to it;

(vi)  declaration or payment of any dividend or distribution on any shares of capital stock of the Company;

(vii)  satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business consistent with past practice and in an aggregate amount which is not material;

(viii)  change or amendment to any material Contract by which the Company, or any of its Assets is bound or to which the Company or any of such Assets is subject;

(ix) change in any compensation arrangement or agreement with any employee or director of the Company; or

(xi)  agreement, whether oral or written, fixed or contingent, by the Company to do any of the foregoing.

3.25           Real Property.  The Company does not own and has not ever owned any real property.  Exhibit 3.25 of the Disclosure Schedule lists all leases and subleases of real property under which the Company is either lessor or lessee, the address and square footage of the leased premises, the expiration date of the lease and each amendment thereto, the terms of any renewal options, the annual base rental payable under any such lease (and, with respect to any property subleased out by the Company, the name of the sublessee, the duration of the sublease and the aggregate annual rental payable to the Company). All such leases are in full force and effect, are valid and effective in accordance with their respective terms; and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.  With respect to each lease or sublease listed in Exhibit 3.25 of the Disclosure Schedule, following the Closing the lease or sublease will continue to be, legal, valid, binding, enforceable and in full force and effect.  All real property leased by the Company is in good and usable condition.  No real property leased by the Company is or will be subject to zoning, use or building code restrictions which would prohibit, and no state of facts exists or will exist which would prevent, the continued effective ownership, leasing or use of such real property by the Company after the Closing in the Business as now conducted and proposed to be conducted.  The real property leased by the Company constitutes all real property which is necessary to the Business as now conducted and proposed to be conducted.

3.26           Tangible and Intangible Assets.  The Company owns or leases all buildings, machinery, equipment, and other tangible and intangible assets necessary for the conduct of the Business as now conducted and as proposed to be conducted.  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens, except such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.  All material items of equipment (the “Equipment”) owned or leased by the Company are (i) adequate and suitable for the purposes for which they are now used and proposed to be used, (ii) in good operating condition, regularly and properly maintained subject to normal wear and tear, and (iii) free from defects (patent and latent).

3.27           Employee Benefits; ERISA.

(a)           Exhibit 3.27 of the Disclosure Schedule sets forth a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee benefit plans, policies, trust funds or arrangements or individual agreements (whether written or unwritten, insured or self-insured) maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company on behalf of any employee, officer, director, stockholder or other service provider of the Company (whether current, former, or retired) or their beneficiaries or with respect to which the Company has or could reasonably be expected to have any obligation or Liability, contingent or otherwise (each a “Company Plan”).  True and complete copies of each of the Company Plans, amendments thereto and all related documents have been delivered to GreenHouse.

(b)           No Company Plan is, and the Company has never contributed to, been required to contribute, participated in or in any way, directly or indirectly, has any liability with respect to, a plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA.  There are no, nor have there ever been, entities related to the Company that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(c)           With respect to each Company Plan, (i) each Company Plan complies in form and has been maintained and operated in all material respects with applicable Laws; (ii) each Company Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the Internal Revenue Service upon which the Company may rely to the effect that the Company Plan is qualified under Section 401 of the Code and nothing has occurred whether by action or by failure to act that caused or could cause the loss of such qualification; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or is anticipated against any Company Plan (other than claims for benefits, and appeals of such claims); (iv) no such Company Plan is under audit or investigation by any governmental entity or regulatory authority; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Company Plan; and (vi) all payments required by the Company Plan or other agreement, or by Law (including, without limitation, all contributions and insurance premiums) with respect to all periods prior to December 31, 2006 have been made on or before their due dates.

(d)           The consummation of the transactions contemplated by this Agreement will not give rise to any Liability or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder or other service provider of the Company (whether current, former or retired) or their beneficiaries solely by reason of such transactions.

(e)           Neither the Company nor any ERISA Affiliate maintains, contributes to, or provides any post-termination insurance benefits of any kind whatsoever (other than as required by Law) to any current or future retiree or terminee.

3.28           Contracts.

(a)           Exhibit 3.28 of the Disclosure Schedule lists the following Contracts to which the Company is a party or by which it is bound:

(i)           any Contract (or group of related Contracts) involving the performance of services or the delivery of goods or materials by or to the Company, the performance of which will involve aggregate consideration in excess of $5,000;

(ii)           any agreement concerning a partnership or joint venture; any Contract (or group of related Contracts) under which it has created, incurred, assumed, or given any Guarantees of any Indebtedness, or any capitalized lease obligation, in excess of $5,000 or under which it has had imposed any Lien on any of its Assets;

(iii)           any Contract concerning confidentiality or noncompetition;

(iv)           any Contract with any Affiliates of the Company;

(v)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of its current or former shareholders, directors, officers, and/or employees;

(vi)           any collective bargaining agreement;

(vii)           any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis who is a shareholder or an officer or director of the Company or any Affiliate of any of them, or which provides for annual compensation in excess of $50,000 or any severance benefits;

(viii)           any Contract under which it has advanced or loaned any amount to any of its shareholders, directors, officers or employees;

(ix)           any Contract under which the consequences of a default or termination could have a Material Adverse Effect;

(x)           any other Contract (or group of related Contracts) the performance of which involves aggregate consideration in excess of $5,000;

(xi)           any fidelity, surety or completion bond;

(xii)           any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(xiii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xiv)           any purchase order or Contract for the purchase or sale of materials, products or services involving requirements contracts, single source suppliers, or manufacturers involving annual payments by the Company in excess of $5,000 per year, or containing “most favored nation” pricing provisions, minimum purchasing requirements or exclusive marketing or distribution rights;

(xv)           any dealer, distribution, joint marketing or development agreement;

(xvi)           any sales representative, original equipment manufacturer, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for distribution of the Company’s products, technology or services by a third party;

(xvii)           any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale, license, distribution, advertising of products entered into in the ordinary course of business;

(xviii)           each amendment, supplement and modification (whether written or oral) in respect of any of the foregoing; and

(xix)           each Contract completed by the Company in fiscal 2010 and 2009 and a brief description of the services rendered by the Company.

(b)           The Company has delivered to GreenHouse a correct and complete copy of each written Contract as amended to date listed in Exhibit 3.28 (a)(i) through (xi) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral Contract, if any, referred to in Exhibit 3.28 of the Disclosure Schedule.  With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect without any Consent of any Person; (B) the Contract will continue to be legal, valid, binding, enforceable by the Company and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with the passage of time or giving of notice, or both,  would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.

3.29           Customers.  Exhibit 3.29 of the Disclosure Schedule lists the names and addresses of all the customers of the Company which ordered goods or services from the Company with an aggregate value in excess of $5,000 since January 1, 2010, and the amounts for which each such customer has been invoiced.  Except as set forth in Exhibit 3.29 of the Disclosure Schedule, the Company is not or has not been engaged in any material dispute with any of its customers.  The Company has not received any actual notice or has any reason to believe that any of its customers has ceased, or after the Closing will cease, to use its products or services or has substantially reduced, or after the Closing will substantially reduce, the use of such products or services  at any time.

3.30           Restrictions on Business Activities.  There is no Contract or, to the Company’s knowledge, Legal Requirement to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company, any material acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company as currently or proposed to be conducted or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person.  Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its knowhow, technology or products or from providing goods and/or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.31           Disclosure of Information.  None of this Agreement, the other Transaction Documents or any other statements or certificates made or delivered in connection herewith by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.  The Company has not failed to disclose to GreenHouse any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on the Company.

3.32           Foreign Corrupt Practice Act; Certain Business Practices.  The Company, any director, officer, agent, employee or other Person acting on behalf of the Company, has not, in any material respect, (a) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, employees or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act, (c) accepted or received any unlawful contributions, payments, gifts or expenditures or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GREENHOUSE

GreenHouse represents and warrants to the Company as follows:

4.01           Organization and Good Standing.  GreenHouse is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now, and proposed hereafter to be, conducted.  GreenHouse is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned, leased or used, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where such failure to be so qualified would not have a Material Adverse Effect.

4.02           Corporate Action.  GreenHouse has all necessary corporate power and has taken all corporate action required to enter into and perform this Agreement and the other Transaction Documents.  This Agreement has been, and the other Transaction Documents to which GreenHouse is a party will be, duly authorized and validly executed by GreenHouse and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each one is or will be, as applicable, a legal, valid and binding obligation of GreenHouse enforceable against it in accordance with its terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles at equity.

4.03           Consents and Approvals.  Except for the filing of any notice subsequent to the Closing that may be required under applicable state and/or federal securities laws (which, if required, shall be filed by GreenHouse on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Body, or any other Person, including without limitation a party to any agreement to which GreenHouse is a party or its assets or properties is bound (so as not to trigger a Conflict), is or will be necessary for the execution and delivery by GreenHouse of this Agreement and any other Transaction Document to which it is a party, for the offer, issue, sale and delivery of the Exchange Shares, or for the performance by GreenHouse of its obligations hereunder and thereunder, except where the failure to get such consents or make such filings would not have a Material Adverse Effect.

4.04           Compliance with Other Instruments.  GreenHouse is in compliance with the terms and provisions of this Agreement and of its Certificate of Incorporation and Bylaws, and with all mortgages, indentures, leases, agreements and other instruments, if any, by which it is bound or to which it or any of its properties or assets are subject, except where such non-compliance would not have a Material Adverse Effect.  GreenHouse is in compliance with all judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which any of its properties or assets are subject, except where such non-compliance would not have a Material Adverse Effect.  None of  the execution and delivery of this Agreement or any other Transaction Document, the purchase of the Company Shares by GreenHouse nor the consummation of any other transaction contemplated hereby or thereby, has constituted or resulted in or will constitute or result in, with or without the passage of time or giving of notice, a default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations, except where such a default or violation would not have a Material Adverse Effect.

4.05           Brokers or Finders.  No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon GreenHouse for any commission, fee or other compensation as a finder or broker because of any act or omission by GreenHouse or any of their respective agents.

4.06           Issuance of GreenHouse Common Stock Comprising the Exchange Shares.  The shares of GreenHouse Common Stock to be issued as the Exchange Shares will be, at the time of issuance, duly authorized, validly issued, fully paid, and non-assessable and delivered to the Company Holders free of Liens (other than restrictions on transfer under this Agreement and applicable state and federal securities laws) and, subject to the truth and accuracy of the representations made by the Company Holders in Article 2 and by the Company Holders in the Company Holders’ Certificates, issued in compliance with applicable federal and state securities laws and not subject to any preemptive rights or rights of first refusal or other similar rights that have not been effectively waived. [Carlos and Dave you need to understand precisely what these restrictions are.]

4.07           Title to Assets.  GreenHouse has good and marketable title in fee to its real property, and good and marketable title to all of its other tangible and intangible assets and properties, except that all of its assets and properties are subject to the first priority security interest GreenHouse granted to Trafalgar Capital to secure GreenHouse’s Indebtedness thereto.  GreenHouse enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

4.08           Disclosure of Information.  None of this Agreement, the other Transaction Documents or any other statements or certificates made or delivered in connection herewith by GreenHouse contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.  GreenHouse has not failed to disclose to GreenHouse any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on GreenHouse.

ARTICLE V
ADDITIONAL AGREEMENTS OF SELLERS

5.01           Agreements Regarding the Exchange Shares and Securities Law Matters.

(a)           Each Company Holder acknowledges and agrees that the shares of GreenHouse Common Stock constituting the Exchange Shares to be delivered at the Closing will constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in compliance with Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing such shares of GreenHouse Common Stock shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

(b)           Each Company Holder, by virtue of the Exchange, shall be bound by the following provisions regarding GreenHouse Common Stock included in the Exchange Shares received at the Closing hereunder:  Such Company Holder will not offer, sell, transfer or otherwise dispose of any shares of GreenHouse Common Stock unless (A) such sale, transfer or other disposition is within the limitations of and in compliance with the Securities Act and the rules and regulations thereunder, including without limitation Rule 144 promulgated by the SEC under the Securities Act, and such Seller furnishes GreenHouse with reasonable proof of compliance with such Rule, (B) in the opinion of counsel, reasonably satisfactory to GreenHouse and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of GreenHouse Common Stock, or (C) the offer and sale of GreenHouse Common Stock is registered under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for the following transfers for no consideration (1) a transfer by a shareholder that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member; (2) a transfer by a corporation to its subsidiaries or shareholders; or (3) the transfer by gift, will or intestate succession by any shareholder or any partner or member (current or retired) of a shareholder to his or her spouse or to the siblings, lineal descendants or ancestors of such shareholder, partner or member (current or retired) or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof.

(c)           Each Company Holder agrees to provide an investor representation statement as to his investor status.

ARTICLE VI
CERTAIN OTHER AGREEMENTS

6.01           Operation of the Business of the Company.  Between the date of this Agreement and the Closing:

(a)           The Company shall (i) conduct its business only in the ordinary course of business consistent with past practice  (ii) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain its relations with, and the good will of, its suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it, (iii) continue its current advertising and promotional activities and pricing, warranty and purchasing policies in the ordinary course of business consistent with past practice, (iv) continue in full force and effect without material modification all of its existing policies and binders of insurance, (v) confer with GreenHouse concerning operational matters of a material nature, and (vi) otherwise report immediately to GreenHouse any adverse event concerning its business, assets, Liabilities, operations, financial condition or prospects, whether or not material.

(b)           The Company shall not, without the consent of GreenHouse, (i) sell, lease, license or dispose of any property or Assets having a value individually or an aggregate value exceeding $5,000, (ii) enter into any Contract that would be required to be listed in the Disclosure Schedule if such Contract were in effect on the date hereof, except in the ordinary course of business, (iii) mortgage, pledge or subject to Encumbrance, other than Permitted Encumbrances, any of its properties or Assets, (iv) sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to any of the Company’s Intellectual Property, (v) amend or modify any existing agreements with respect to any of the Company’s Intellectual Property, (vi) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (vii) enter into or modify in any material respect any employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than pursuant to existing Contracts or Benefit Plans or in the Ordinary Course of Business, (viii) adopt or amend any Benefit Plan, except as required by applicable Law, (ix) make or change any Tax election, settle or compromise any Liability of the Company relating to the payment (or non-payment) of Taxes, or file any amended Tax Return or refund claim, (x) permit any material increase in the number of employees employed by the Company on the date hereof, (xi) accelerate or defer any obligation or payment by or to the Company, (xii) commence, pay, discharge, settle or compromise any pending or threatened Action, or (xiii) agree to do any of the foregoing.

6.02           Notification.  Between the date of this Agreement and the Closing, the Company and the Company Holders shall promptly notify GreenHouse in writing if any of them becomes aware of any event, fact or condition that would cause any of their representations and warranties in this Agreement to be untrue or incomplete or which makes the satisfaction of the conditions to the Company Holders’ obligation to close the transactions contemplated hereby impossible or unlikely; provided, however, that no disclosure by the Company or the Company Holders pursuant to this Section 4.02 shall be deemed to amend or supplement any representation or Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant or other breach of this Agreement.  Notwithstanding anything to the contrary herein, the Company shall have the right to update the Disclosure Schedule as of the Closing.

6.03           Exclusivity. Prior to the Closing, the Company will not, and will not cause or permit any of its directors, officers, employees`, shareholders, representatives or agents to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or otherwise to provide capital to finance the business of the Company or (ii) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Prior to the Closing, the Company Holders and the Company will notify GreenHouse in writing as promptly as practicable (but in no event later than one (1) business day after) if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and shall identify the person making such proposal, offer, inquiry, or contact and terms, conditions and circumstances of such proposal.

6.04           Confidentiality.  Except as required by law, each party and its representatives will hold in strict confidence all documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no action by the party in violation of this Section 6.04, (b) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (c) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not, without the consent of the other party, (i) release or disclose any such documents or information to any other person or (ii) use or permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby.  In the event of the termination of this Agreement, each party shall return to the other parties all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein.

6.05           Expenses. All fees and expenses incurred in connection with the Exchange including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents shall be the obligation of the respective party incurring such fees and expenses.

6.06           Public Disclosure. None of the parties nor any officer, director, employee or agent of such party (and each party shall cause each of them to be aware of and comply with this prohibition) shall issue any public statement or communication regarding the execution and delivery of this Agreement and the other Transaction Documents, or the transactions contemplated hereby and thereby, without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

6.07           Access to Information. The Company shall afford GreenHouse and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article 9 hereof, to (i) all of the Company’s properties, books, contracts, commitments and records, (ii) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as GreenHouse may reasonably request.  The Company agrees to provide to GreenHouse and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 6.07 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Exchange in accordance with the terms and provisions hereof.

6.08           Reasonable Efforts.

(a)           Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, to obtain all of their respective necessary waivers, consents and approvals and to effect all of their respective necessary registrations and filings and to remove any of their respective injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing for the parties hereto the benefits contemplated by this Agreement, including, without limitation, the following: (a) the taking of all acts necessary to cause their respective conditions precedent set forth in Article 7 to be satisfied, (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           Subject to the terms and conditions provided in this Agreement, each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Exchange or the other Transaction Documents and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith and therewith. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Authority required to be obtained or made by such party in connection with the Exchange or the Transaction Documents, or the taking of any action contemplated thereby or by this Agreement or the other Transaction Documents.

6.09           Notification of Certain Matters. The Company and the Company Holders shall give prompt notice to GreenHouse, and GreenHouse shall give prompt notice to the Company and the Company Holders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company ad the Company Holders, or GreenHouse, respectively, contained in this Agreement or in any other Transaction Document to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Company and the Company Holders, or GreenHouse, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder or thereunder; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect any remedies to any non-notifying party.  No disclosure by the Company or the Company Holders pursuant to this Section 6.09 shall be deemed to amend or supplement the Company Disclosure Schedule, or prevent or cure any of their respective misrepresentations, breach of warranty or breach of covenant. No disclosure by GreenHouse pursuant to this Section 6.09 shall be deemed to prevent or cure any of its misrepresentations, breach of warranty or breach of covenant.

6.10           Additional Documents and Further Assurances; Cooperation.  Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and Approvals of any Governmental Authority or Person required in connection with the Exchange) as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party, as soon as practicable following the date hereof.

ARTICLE VII
CONDITIONS TO THE EXCHANGE

7.01           Conditions to Obligations of Each Party to Effect the Exchange.  The respective obligations of the Company Holders and GreenHouse to effect the Exchange shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange.

(b)           No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Exchange shall be in effect; nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing, be pending.

(c)            Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against the Company, its respective Assets and Properties or any of their respective officers or directors arising out of, or in any way connected with, the Exchange or the other transactions contemplated by the terms of this Agreement.

7.02           Additional Conditions to Obligations of the Company Holders. The obligations of the Company Holders to consummate the Exchange and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company Holders:

(a)           Representations and Warranties. The representations and warranties of GreenHouse contained in this Agreement that are qualified by “materiality” or “material adverse change” or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of GreenHouse contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date); and Company Holders shall have received a certificate to such effect signed on behalf of GreenHouse by its chief executive officer.

(b)           Performance. GreenHouse shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing; and Company Holders shall have received a certificate to such effect signed on behalf of GreenHouse by its chief executive officer.

(c)           Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by the Company Holders shall have been timely obtained by GreenHouse.

(d)           Certificate of Good Standing. Company Holders shall have received a certificate of good standing of GreenHouse from the Secretary of State of the State of Nevada dated within a reasonable period prior to Closing.

(e)           No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GreenHouse since the date of this Agreement.

(f)           Employment Agreement.  GreenHouse shall have entered into an employment agreement in the form of Exhibit 7.02(f) hereto.

(g)           Company Office Lease.  GreenHouse shall have entered into a triple net lease with the owner of the premises located at 2306 Newport Blvd., Costa Mesa, California, for a term of five years at a rental of $5,600 per month plus taxes, in form and substance acceptable to GreenHouse, which premises shall be used as the principal offices of the Company.

(h)           Exchange Shares. Company Holder shall have received certificates of GreenHouse Common Stock registered in the name of Company Holder representing the Exchange Shares.

(j)            Actions of Greenhouse. GreenHouse shall cause the following actions to be taken by the written consent of the Board of Directors of GreenHouse:

(i)   the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(ii)  such other actions as the directors may determine are necessary or appropriate.

7.03           Additional Conditions to the Obligations of GreenHouse. The obligations of GreenHouse to consummate the Exchange and the transaction contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by GreenHouse:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified by “materiality” or “material adverse change” or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of the Company Holders and the Company contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date); and GreenHouse shall have received a certificate to such effect signed by each Seller and on behalf of the Company by Company Holders as its authorized officers.

(b)           Performance. The Company Holders and Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by him or it at or before the Closing. GreenHouse shall have received a certificate to such effect signed by each Seller and on behalf of Company by Company Holders as its authorized officers.

(c)           Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by GreenHouse shall have been timely obtained.

(d)           Certificate of Good Standing. GreenHouse shall have received a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within a reasonable period prior to Closing.

(e)           No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

(f)            The Company Shares.  GreenHouse shall have received from each Seller a share certificate representing all of the Company Shares owned by such Seller, together with a stock power executed by such Seller transferring such Shares to GreenHouse.

(g)           Lock Up Agreement.  GreenHouse shall have received from each Seller his agreement, in the form of Exhibit 7.03(g) hereto, not to sell, assign, transfer or convey any shares of GreenHouse’s Common Stock included within the Exchange Shares until after the first anniversary of the Closing Date.

(h)           Actions of the Company.  Prior to the Closing, GreenHouse shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as GreenHouse may reasonably request:

(i)  Complete and satisfactory due diligence review of the Company by GreenHouse.

(ii)  Approval of the Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding shares of common stock and the Board of Directors of the Company.

(iii)  Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Company’s  lenders, creditors, vendors and lessors.

(i)           Officer’s Certificate.  GreenHouse shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of the Company to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, by or against the Company which might result in any material adverse change in any of the assets, properties, business, or operations of the Company.

ARTICLE VIII
INDEMNIFICATION; REMEDIES

8.01           Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement shall survive the Closing until 18 full calendar months following the Closing, other than the representations contained in Article 2 and in Article 3 which shall survive the Closing until 30 days following expiration of the applicable statute of limitations (assuming such statute is for at least 36 months); provided, however, (i) representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims; (ii) a claim for indemnification hereunder must be asserted by the party seeking indemnification within the applicable period of survival; and (iii) there shall be no deadline for the assertion of claims based on fraud.  The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of, and not survive, such Closing.  The covenants and agreements which by their terms contemplate performance after the Closing and expire upon a date certain shall survive until such date certain, and those which do not expire upon a date certain shall survive the Closing in accordance with their terms until the expiration of the applicable statute of limitations.  The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

8.02           Indemnification.  Subject to the provisions of this Article VIII, the Company Holders jointly and severally shall indemnify, defend and hold harmless GreenHouse and its Affiliates, and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (collectively, “GreenHouse Indemnified Persons”), from and against, and will pay to any GreenHouse Indemnified Person the amount of, any and all claims, demands, Proceedings, losses, damages, penalties, liabilities, obligations, settlement payments, costs and expenses of every kind whatsoever (including without limitation, costs of investigating, preparing or defending any such claim or Proceeding and reasonable legal fees and disbursements), as and when incurred by such GreenHouse Indemnified Party and whether or not involving a third party claim (collectively, “Losses”), incurred or suffered by any of GreenHouse Indemnified Persons, arising out of or relating to:  (i) any inaccuracy of any representation or warranty or any breach of any covenant or agreement of the Company or a Seller contained in this Agreement or any other Transaction Document (including all schedules, exhibits and annexes hereto and thereto) and (ii) any broker’s, finder’s, financial advisor’s or other similar fees and commissions payable in connection with the transactions contemplated by this Agreement.

8.03           Defense of Claims.  If a claim for Losses (a “Claim”) is to be made by a GreenHouse Indemnified Party (an “Indemnified Party”), such Indemnified Party shall give notice (a “Claim Notice”) to the Company (“Indemnifying Party”), as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VIII.  If any Proceeding is filed or instituted making a claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof shall be given to the Indemnifying Party as promptly as practicable; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnified Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction).  After receipt of such a notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding with counsel of its choice satisfactory to the Indemnified Party, unless the nature of the claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the claim or Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim or raised in the Proceeding, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (C) the Proceeding involves only a claim for money damages and no other relief, and (D) the Indemnifying Party conducts the defense of the Proceeding actively and diligently.  The Indemnifying Party shall not compromise or settle such Proceeding without the written consent of the Indemnified Party whose consent shall not be withheld unreasonably.  In all other cases the Indemnified Party may defend the claim or Proceeding with counsel of its choosing reasonably acceptable to the Indemnifying Party at the expense of the Indemnifying Party. The Indemnified Party shall not compromise or settle such Proceeding without the written consent of the Indemnifying Party whose consent shall not be withheld unreasonably.  The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding defended by the Indemnifying Party and any appeal arising therefrom.  The parties shall cooperate with each other in connection with any defense in any notifications to insurers.  If the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost.

ARTICLE IX
TERMINATION

9.01           Termination. Except as provided in Section 9.02, this Agreement may be terminated and the Exchange abandoned at any time prior to the Closing:

(a)           by mutual written agreement of GreenHouse and the Company Holders;

(b)           by GreenHouse and the Company Holders by written notice if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Exchange; (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Exchange by any Governmental Authority that would make consummation of the Exchange illegal; or (iii) the Closing has not occurred before 5:00 p.m. Eastern Standard Time on May 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose willful failure to fulfill any material obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, but in such case the other party must elect to either (A) terminate this Agreement by the Outside Date (in which case such other party will be entitled to recover damages from the breaching party for its breach of this Agreement (“Breach Damages”)) or (B) consummate the Exchange by no later than two (2) Business Days after delivery of notice to the breaching party of the breaching party’s breach, in which case such non-breaching party may, to the extent permitted by Article 8, recover Breach Damages pursuant to a claim made pursuant to Article 8 of this Agreement.

9.02           Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of GreenHouse, Company Holders or the Company or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further that, the provisions of Sections 6.02, 6.03 and 6.04, Article 9 and Article 10 (including as provided in Section 9.01(b)) and the applicable definitions set forth in Article 11 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X
DEFINITIONS AND ACCOUNTING TERMS

10.01           Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means any Person who, directly or indirectly, controls, is controlled by or is under common control with any other Person.

“Agreement” means this Stock Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

“Board of Directors” means the board of directors of the Company as constituted from time to time.

“Business” means the business conducted by the Company as of the date hereof and the Closing.

“Closing” has the meaning attributable to it in Section 1.01 of this Agreement.

“Common Stock” includes (a) the Company’s Common Stock without par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Certificate of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Company Option(s)” means any Option to purchase Company Common Stock.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including without limitation, any Governmental Body.

“Contract” means any agreement, contract, purchase order, option, license, instrument, mortgage, obligation, commitment, arrangement, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Disclosure Schedule” means the Schedule prepared by the Company attached to this Agreement as a schedule, entitled Disclosure Schedule.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restriction of any kind, including without limitation any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Equity Equivalents” means securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Body” means any federal, state, local, municipal, foreign, or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including without limitation, any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Indebtedness” means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

“Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data, databases, data compilations and collections and technical data; technology, know-how, trade secrets, ideas and information, customer lists, `vendor lists and referral lists; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (collectively, “Inventions”) and (ii) patent rights; Mark rights (registered or unregistered); copyrights (registered or unregistered); mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances, divisions, continuations, examinations, extensions, improvements, refinements and the like with respect thereto (collectively, “IP Rights”).

“Intellectual Property Assets” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) or proposed to be Used in the Business, or that may be necessary to conduct any such business as previously or presently conducted or proposed to be conducted; this term will also include all other Intellectual Property owned by or licensed to the Company now or in the past.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Body.

“Liability” means any liabilities of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, of the Company including without limitation any direct or indirect Guarantee of any Liability of any other Person.

“Lien” means, any mortgage, pledge, assessment, security interest, Encumbrance, lien, lease, levy, claim or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to a party, any events, changes or effects which, individually or in the aggregate, are reasonably likely to have a material adverse effect on (i) the Business, operations, Assets, condition (financial or otherwise) or results of operations of such party or its business as now conducted, or (ii) the ability of such party to perform its obligations under this Agreement or any other Transaction Document.

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any referee, arbitrator or mediator.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, or unincorporated organization, or other entity or a Governmental Body or political subdivision thereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or referee, trustee, arbitrator or mediator.

“Real Property” means any real property presently or formerly owned, used, leased, occupied, managed or operated by the Company.

“Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means any return, report or information statement with respect to Taxes (including but not limited to statements, schedules and appendices, and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Body, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement and the Exhibits to be executed and delivered at the Closing and all other Contracts, Instruments and certificates contemplated hereunder or to be delivered by any party hereto at or prior to the Closing.

10.02           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE XI
MISCELLANEOUS

11.01           Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

11.02           Extension; Waiver. At any time prior to the Closing, GreenHouse and the Company Holders may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.  No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

11.03           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission against facsimile confirmation, by electronic mail or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Company:	Control Engineering, Inc. 2306 Newport Blvd. Costa Mesa, CA 92627 Attention:______________, CEO Fax No. ( )

with a copy to:	_________________________ _________________________ _________________________ Attention:______________, CEO Fax No. ( )

If to a Seller: with a copy to:
David Lautner
__________________________
__________________________
Fax No. (     )

Carlos Carrillo
__________________________
__________________________
Fax No. (     )

_________________________
_________________________
_________________________
Attention:_________________
Fax No. (     )

If to GreenHouse:	GreenHouse Holdings, Inc. 5171 Santa Fe Street, Suite I San Diego ,California 92109 Attention: [_____________] Fax No.: (____) ___-____

With a copy to:	Peter Campitiello Tarter Krinsky & Drogin LLP New York, New York 10036 Fax No. (212) 216-8001

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.03, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 11.03, be deemed given upon facsimile confirmation, (c) if delivered by overnight courier to the address as provided in this Section 11.03, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt and (d) if by electronic mail, when directed to an electronic mail address provided for in this Section 11.03, be deemed given upon delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.03). Any party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.04           Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.05            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.06           Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Holders Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior understandings or agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that GreenHouse may assign its rights and delegate its obligations hereunder to its Affiliates as long as GreenHouse remains ultimately liable for all of GreenHouse’s obligations hereunder.

11.07           Severability. In the event that any provision, in whole or in part, of this Agreement or the application thereof becomes or is declared, for any reason, by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision or part thereof to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision or part thereof that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision or part thereof.

11.08           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other Transaction Documents, and therefor each one waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.09           Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the other Transaction Documents, were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the other Transaction Documents, and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11           Remedies Cumulative.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.12           Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without regard to its principles of conflicts of laws.

11.13           Consent to Jurisdiction; Service of Process.  Each party to this Agreement irrevocably consents and agrees that any Proceeding commenced by it arising out of or relating to this Agreement shall be brought only in the United States District Court for the Southern District of New York or, in the event such court does not have subject matter jurisdiction over such Proceeding, in courts of the State of New York sitting in the Borough of Manhattan, City of New York.  Each party hereby (i) irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, (ii) irrevocably and unconditionally waives any objection to the laying of venue in either of the aforesaid courts, and (iii) irrevocably and unconditionally waives and agrees not to plead or assert the claim that any such court is not a convenient forum with respect to any such Proceeding or other similar defense or doctrine.  Process in any such Proceeding may be served on any party in the manner provided herein for notices or any other manner provided by Law.

11.14           Waiver Of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Proceeding arising out of or related to this Agreement or any other Transaction Document.

11.15           Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.16            Further Assurances.  From and after the date of this Agreement, upon the request of either GreenHouse or the Company Holders, the Company Holders and the Company, and GreenHouse, as applicable, shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

[Remainder Of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

THE COMPANY:

CONTROL ENGINEERING, INC.

By: _________________________________
       Name:
       Title:    Chief Executive Officer

____________________________________
DAVID LAUTNER

____________________________________
CARLOS CARRILLO

GREENHOUSE HOLDINGS, INC.

By: _________________________________
Name:  John Galt
Title:   Chief Executive Officer

Exhibit Index

1.02	Form of GreenHouse’s Convertible Promissory Note

7.02(f)	Form of Company Employment Agreement with the Company Holders

7.03(i)	Form of Lock-Up Agreement